UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        April 9, 2010

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2372-A Qume Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       (408) 428-9725

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry into a Material Definitive Agreement.

Effective April 9, 2010, NeoMagic Corporation (the “Company”) entered into a Memorandum of Understanding (“MOU”) with Synapse Design Automation, Inc., a Delaware corporation (“Synapse”),  in which Synapse will design and implement (analog and digital) a USB 3.0 transceiver (“USB Transceiver IP”) that the Company expects to use in a semiconductor chip to be manufactured (“SyMagic Transceiver”).

The parties’ obligations under the MOU are subject to the prior execution of a definitive binding agreement, which, if executed, would contain certain terms set forth in the MOU.  Such terms would include the Company paying Synapse up to $1,000,000 for its development work and Synapse’s expected contribution of approximately $1,000,000 worth of services and materials to complete the development.  The MOU also contemplates Synapse licensing the USB Transceiver IP for inclusion in chipsets or systems-on-a-chip.  Royalties would be payable by the Company and Synapse in connection with revenue from sales and licensing of the USB Transceiver IP or products containing the USB Transceiver IP, as the case may be.

While the MOU is non-binding, the MOU contains binding terms regarding confidentiality and each party being responsible for its own expenses associated with the MOU and any definitive agreement.

The foregoing description of the principal terms of the MOU is a general description only, does not purport to be complete and is qualified in its entirety by reference to the terms of the MOU attached hereto as Exhibit 10.36, which is incorporated herein by this reference.

ITEM 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.36	Memorandum of Understanding dated April 9, 2010 by and between the Company and Synapse Design Automation, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	April 9, 2010	/s/ Syed Zaidi
SYED ZAIDI
President and Chief Executive Officer

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